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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
TriQuint Semiconductor, Inc.:

We consent to the use of our report dated February 4, 2000, except for Note 13 which is as of February 11, 2000, with respect to the consolidated balance sheets of TriQuint Semiconductor, Inc. as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP
KPMG LLP
Portland, Oregon
May 12, 2000